Exhibit 10.23

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of October 10, 2012 by and between EIG Investors Corp., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), Tivanka Ellawala (the “Executive”) and, solely with respect to Section 6 hereof, WP Expedition Topco LLC, a Delaware limited liability company (“Topco” and together with the Executive and the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer as of and following the Effective Date (as defined below) and desires to memorialize the terms and conditions of such employment in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, capitalized terms shall have the meanings set forth in this Agreement. The following capitalized terms shall have the following meanings:

(a) “Affiliate” of a Person shall mean a Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Person specified.

(b) “Base Salary” shall mean the annual rate of base salary provided for in Section 4 below or any increased annual rate of base salary granted to the Executive pursuant to Section 4 of this Agreement.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean:

(i) a continued failure of the Executive to perform his duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice from the Board of such failure, provided that the Executive shall have 30 calendar days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible);

(ii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company, any of its Affiliates or any Sponsor (whether financially, reputationally or otherwise);

(iii) a breach by the Executive of his fiduciary duty or duty of loyalty to the Company or its Affiliates which is materially injurious to the Company, any of its Affiliates or any Sponsor (whether financially, reputationally or otherwise);

(iv) the indictment of the Executive for any felony or other serious crime involving moral turpitude; or

(v) the Executive’s (A) breach of any restrictive covenant regarding competition or solicitation or (B) material breach of any other restrictive covenant (including, without limitation, non-disclosure of confidential information), in each case to which he is subject pursuant to this Agreement or any other agreement with the Company, any of its Affiliates or any Sponsor (the “Restrictive Covenants”); provided that, in the case of a breach described in clause (v)(B) above, the Board shall provide the Executive with written notice of such breach and the Executive shall have 30 calendar days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible).

If, within the three-month period immediately following the Termination Date, it is discovered that the Executive engaged in conduct which could have resulted in the Executive’s employment with the Company being terminated for Cause, as such term is defined above, the Participant’s employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

Notwithstanding anything in the LLC Agreement (as defined below) to the contrary, the definition of Cause set forth herein shall, with respect solely to the Executive, supersede any definition of Cause set forth in the LLC Agreement.

(e) A “Change in Control” shall be deemed to occur as a result of any transaction (or series of related transactions) if, (i) immediately after the consummation of such transaction (or series of related transactions) the Sponsors or their Affiliates cease to be the “beneficial owner” (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) (by vote or value) of the membership units of Topco or the capital stock of the Company or (ii) such transaction (or series of related transactions) results in a sale of all or substantially all of the assets of the Company.

(f) “Change in Control Period” shall mean the period beginning on the date on which a Change in Control is consummated and ending on the one-year anniversary thereof.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(h) “Company Employee” shall mean an employee, director or independent contractor of or for the Company or any of its Affiliates (to the extent such Affiliate is engaged in a Competing Business).

(i) “Competing Business” shall mean any business engaged in a line of business in which the Company or its subsidiaries (i) is engaged as of the Termination Date, (ii) has memorialized plans (electronically or otherwise) to become engaged within the six-month period immediately following the Termination Date or (iii) has plans of which the Executive knows (or of which there is a reasonable expectation that the Executive should have known) to become engaged within the six-month period immediately following the Termination Date.

(j) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(k) “LLC Agreement” shall mean the limited liability company agreement of Topco, as amended from time to time.

(l) “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(m) “Quarterly Bonus” shall mean the quarterly cash bonus, if any, payable to the Executive in respect of any given calendar quarter pursuant to Section 5(b) of this Agreement.

(n) “Restricted Period” shall mean the period beginning on the Termination Date and ending on the two-year anniversary of the Termination Date.

(o) “Sponsors” shall mean, collectively, investment funds affiliated with Warburg Pincus LLC, Goldman Sachs & Co. and their respective Affiliates.

(p) “Termination Date” shall mean the date specified in Section 10(b).

(q) “Term of Employment” shall mean the period specified in Section 2 below (including any extension as provided therein).

(r) “Work Product” shall mean all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by the Company and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of the Company and/or any of its Affiliates, or any other business or research or development effort in which the Company and/or any of its Affiliates engages during the Term of Employment.

2. TERM OF EMPLOYMENT.

The Term of Employment shall begin on December 14, 2012 (the “Effective Date”). Subject to the terms hereof, the Term of Employment shall extend until the second anniversary of the Effective Date. Commencing on the second anniversary of the Effective Date and on each anniversary thereafter, the Term of Employment shall be renewed automatically for succeeding terms of (1) year, unless either Party gives written notice to the other Party at least ninety (90) days prior to the expiration of the then-current term of the intention not to renew (a “Non-Renewal Notice”). If a Non-Renewal Notice is provided by either Party, then the Executive’s employment with the Company shall cease as of the end of the then-current Term of Employment. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 9, 10 and 11 of this Agreement, and in such event the Term of Employment shall end on the Termination Date.

3. POSITION, DUTIES AND RESPONSIBILITIES.

(a) During the Term of Employment, the Executive shall be employed as the Chief Financial Officer of the Company and shall have such duties, responsibilities and authority as shall be reasonably determined from time to time by the Chief Executive Officer of the Company (the “CEO”). Further, the Executive shall (i) serve on such boards of directors of subsidiaries of the Company and/or (ii) hold such corporate officer titles and positions of the Company and any of its subsidiaries, as may be requested by the CEO in his sole discretion, in any such case without additional compensation therefor. The Executive, in carrying out his duties under this Agreement, shall report directly to the CEO. During the Term of Employment, subject to Section 3(b) and except for permitted vacation periods and reasonable periods of illness, the Executive shall devote substantially all of his business time and attention to the performance of his duties hereunder and shall use his reasonable best efforts, skills and abilities to promote the Company’s interests.

(b) Nothing herein shall preclude the Executive from (i) serving on up to one board of directors (or advisory committee) of a corporation or entity with the prior express written consent of the Board (which consent will not be unreasonably withheld), (ii) serving on the boards of a reasonable number of civic or charitable boards or committees and (iii) managing personal investments, so long as such activities set forth in this Section 3(b) do not conflict or materially interfere with the effective discharge of his duties and responsibilities under Section 3(a) above.

4. BASE SALARY; SIGNING BONUS; RELOCATION REIMBURSEMENT.

(a) During the Term of Employment, the Executive shall be paid an annualized gross Base Salary, payable in accordance with the regular payroll practices of the Company, of $375,000. The Base Salary shall be reviewed annually for increase (but not decrease) in the sole discretion of the Board.

(b) The Executive shall be eligible to earn a bonus of $275,000 (the “Signing Bonus”), subject to the terms and conditions set forth in this Section 4(b). The Signing Bonus shall be payable to the Executive as soon as practicable, but no later than 30 days following, the Effective Date, subject to the Executive’s continued employment with the Company through the date on which such Signing Bonus is paid. In the event that the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason prior to the second anniversary of the Effective Date, the Executive shall pay the Clawback Amount to the Company as soon as practicable, but no later than 30 days following, the Termination Date. For purposes of this Agreement, the “Clawback Amount” shall mean an amount equal to the product of (i) $275,000, (ii) (X/24), where X is equal to 24 less the number of full calendar months in the period beginning on the Effective Date and ending on the Termination Date and (iii) 0.55.

(c) The Executive shall receive a relocation bonus of $150,000 as soon as practicable, but no later than 30 days, following the Effective Date, subject to the Executive’s continued employment with the Company through the date on which such relocation bonus is paid.

5. QUARTERLY BONUS OPPORTUNITY.

During the Term of Employment, the Executive shall be eligible to earn a Quarterly Bonus in respect of each full calendar quarter occurring during the Term of Employment, subject to the Executive’s continued employment through the end of such quarter. The target amount of the Quarterly Bonus (the “Target Quarterly Bonus Opportunity”) shall be 15.0% of the Executive’s Base Salary (for an annual total target amount of 60% of the Executive’s Base Salary for each full calendar year during the Term of Employment). Any Quarterly Bonus shall only be payable upon the achievement of certain individual and/or Company quarterly performance goals to be established in respect of each calendar quarter by the Board (or a designated committee thereof) in its sole discretion; provided that the Executive may receive a Quarterly Bonus amount that is greater or lesser than the Target Quarterly Bonus Opportunity, as determined by the Board in its sole discretion in accordance with achievement of such performance goals. The Quarterly Bonus shall be paid to the Executive as soon as reasonably practicable, but no later than 30 days following, the end of the calendar quarter to which such Quarterly Bonus relates.

6. TOPCO EQUITY INTERESTS.

Subject to approval by the Board of Managers of Topco, Topco shall grant to the Executive, as soon as reasonably practicable after the Effective Date, a grant of Class B Units that represent $5,000,000 “at work” based on the valuation of Topco that is anticipated to be completed shortly after the Effective Date (the “Profits Interest Units Grant”). 50% of the Profits Unit Grant will be in the form of Class B-1 Units and 50% of the Profits Interest Grant will be in the form of Class B-2 Units. The Profits Interest Units Grant shall be granted under and shall be subject to the terms and conditions of the LLC Agreement; provided that, for the avoidance of doubt, Section 3.02(b)(i)(B) of the LLC Agreement shall apply to the Class B-1 Units held by the Executive such that, in the event that a Change in Majority Ownership (as defined in the LLC Agreement) is consummated and Topco or any of its Affiliates terminates the Executive’s Services (as defined in the LLC Agreement) without Cause or the Executive terminates his Services for Good Reason within the one-year period immediately following the date on which such Change in Majority Ownership was consummated, all then-unvested Class B-1 Units held by the Executive shall immediately vest as of the date of the Executive’s termination of Services.

7. EMPLOYEE BENEFIT PROGRAMS.

During the Term of Employment, the Executive shall be entitled to participate in any employee pension, welfare and fringe benefit plans and programs made available to the Company’s senior executive officer level employees generally, as such plans or programs may be in effect from time to time. The Company shall pay the expenses associated with the Executive’s participation in such benefit plans to the same extent the Company pays the expenses associated with the participation by other similarly situated senior executive officer level employees of the Company. Notwithstanding the foregoing, during the Term of Employment, the Company shall pay the premiums for a life insurance policy that it selects in its sole discretion in the amount of $2,000,000 to be paid to the estate of the Executive in the event of Executive’s death.

8. REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES; VACATIONS.

(a) Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with the performance of his duties hereunder, subject to the Executive’s provision of reasonable documentation of such expenses in accordance with the Company’s business expense reimbursement policy as may be in effect from time to time.

(b) Perquisites. During the Term of Employment, the Executive shall be entitled to any perquisites that are generally offered to other senior executive officers of the Company, on terms and conditions as determined by the Company from time to time.

(c) Vacation. During the Term of Employment, the Executive shall be entitled to four (4) weeks of paid vacation, to be taken at such time(s) as the Executive and the Board reasonably agrees is appropriate and subject to the Company’s vacation policies as in effect from time to time.

9. TERMINATION OF EMPLOYMENT.

(a) Death. The Executive shall terminate employment with the Company, and the Term of Employment shall terminate, upon the Executive’s death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment for Disability if the Executive has experienced a permanent disability as defined in the Company’s disability plans (a “Disability”). The termination of the Executive’s employment by the Company for Disability shall not be considered a termination without Cause for purposes of this Agreement.

(c) For or Without Cause or Voluntarily (Other Than for Good Reason). The Company may terminate the Executive’s employment for Cause or without Cause. The Executive may voluntarily terminate his employment, other than for Good Reason (“Voluntary Resignation”), provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Termination Date.

(d) Good Reason. The Executive may terminate his employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in connection with the Executive’s termination of employment, the occurrence of any of the following events without his consent:

(i) a material diminution in the Executive’s duties and responsibilities other than a change in the Executive’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control;

(ii) the Company’s material breach of this Agreement, including the failure to timely pay Base Salary or any other amounts due under this Agreement; or

(iii) a relocation of the Executive’s primary work location after the Effective Date such that his daily commute is increased by more than 75 miles;

provided that, within 30 days following the occurrence of any of the events set forth in clauses (i), (ii) or (iii), the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following the Company’s receipt of such notice.

10. PROCEDURE FOR TERMINATION OF EMPLOYMENT.

(a) Notice of Termination of Employment. Any termination of the Executive’s employment with the Company (other than a termination of employment on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 26 hereof.

(b) Termination Date. The Termination Date shall mean: (i) if the Executive’s termination of employment occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s termination of employment occurs due to the Executive’s Disability, the date on which the Executive receives a Notice of Termination from the Company; (iii) if the Executive’s termination of employment occurs due to the Executive’s voluntary resignation without Good Reason, the date specified in the notice given pursuant to Section 9(c) hereof, which shall not be less than thirty (30) days after Company’s receipt of the Notice of Termination; (iv) if the Executive’s termination of employment occurs due to the Executive’s termination for Good Reason, the date of his termination in accordance with Section 9(d) hereof; (v) if the Executive’s termination of employment occurs pursuant to a non-renewal of the Term of Employment by either Party, the end of the then-current Term of Employment; and (vi) if the Executive’s termination of employment occurs for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the Parties, after the giving of such Notice of Termination) set forth in such Notice of Termination. Effective as of the Termination Date, unless otherwise determined by the Board, the Executive shall be deemed to have resigned from any and all positions he then holds with the Company and its Affiliates.

11. PAYMENTS UPON TERMINATION OF EMPLOYMENT.

(a) Termination Due to Death or Disability. In the event that the Executive’s employment hereunder is terminated due to his death or Disability, the Executive (or his estate or his beneficiaries, in the event of his death), shall be entitled to receive:

(i) Payment in respect of (A) his accrued but unpaid Base Salary through the Termination Date, (B) any unpaid business expense reimbursements due to the Executive under Section 8 of this Agreement, (C) notwithstanding anything to the contrary in Section 5 of this Agreement, in the event that the Termination Date occurs after the end of a calendar quarter, but prior to the date on which the applicable Quarterly Bonus earned by the Executive is paid to the

Executive, payment of such Quarterly Bonus, and (D) the Executive’s accrued but unused vacation days, if any, for the year in which the Termination Date occurs ((A), (B), (C) and (D) together, the “Accrued Amounts”). The Accrued Amounts shall be paid as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date; and

(ii) payment of vested benefits, if any, in accordance with the applicable benefit plans and programs of the Company as in effect from time to time.

(b) Termination by the Company for Cause, Voluntary Resignation or Termination Due to Non-Renewal.

(i) In the event the Company terminates the Executive’s employment hereunder for Cause or in the event of a Voluntary Resignation, or the Executive’s employment hereunder is terminated as a result of the delivery of a Non-Renewal Notice, the Executive shall be entitled to receive:

(A) payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date; and

(B) payment of vested benefits, if any, in accordance with the applicable benefit plans and programs of the Company as in effect from time to time.

(c) Termination by the Company without Cause or by the Executive for Good Reason.

(i) In the event that the Executive’s employment hereunder is (x) terminated by the Company without Cause, other than due to Disability or death or (y) the Executive resigns for Good Reason, the Executive shall be entitled to receive:

(A) payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date;

(B) payment of vested benefits, if any, in accordance with the applicable benefit plans and programs of the Company as in effect from time to time;

(C) subject to (x) the Executive’s satisfaction of the Release Requirements and (y) the Executive’s continued compliance with the Restrictive Covenants:

(1) continued payment of Base Salary at the annualized rate in effect on the Termination Date for a period of:

(A)	if the Termination Date does not occur within the Change in Control Period, twelve (12) months following the Termination Date; or

(B)	if the Termination Date does occur within the Change in Control Period, twenty-four (24) months following the Termination Date, in either case payable in accordance with the Company’s usual and customary payroll practices; and

(2) reimbursement on a monthly basis for the COBRA premiums paid by the Executive each month (up to eighteen (18) months) to receive COBRA benefits for himself and his immediate family, in accordance with applicable law (the “COBRA Amount”); provided, however, that if the Executive becomes re-employed with another employer and becomes eligible for medical insurance coverage under a plan maintained by such employer, the Executive shall be obligated to provide the Company with written notice of his new employment within five (5) business days of obtaining such new employment and the reimbursement by the Company of the COBRA Amount shall cease and the Company shall have no further obligation in connection therewith.

(ii) Payments to be made under Section 11(c)(i)(C) (the “Severance Payments”) shall be provided or shall commence on the 60th day after the Termination Date (the “Release Date”), provided that, as of the 50th day after the Termination Date, the Release Requirements are satisfied. If the Release Requirements are not satisfied as of the 50th day after the Termination Date (and the Release has been provided to the Executive as of the Termination Date), then the Executive shall not be entitled to any payments or benefits under the foregoing subsections and the Company and its Affiliates shall have no further obligations in connection therewith. If the Release Requirements are satisfied, then the portion of the Severance Payments which would otherwise have been paid during the period between the Termination Date and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. For purposes of this Agreement, the “Release Requirements” shall be satisfied if, as of the applicable date, the Executive has executed a general release of claims against the Company and its Affiliates in substantially the form attached hereto as Exhibit A and the revocation period required by applicable law has expired without the Executive’s revocation of such release.

(d) No Mitigation Requirement or Offset. In the event of any termination of employment under this Section 11, the Executive shall be under no obligation to seek other employment and, except as otherwise provided in Section 11(c)(i)(C)(2), there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(e) No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that the Executive shall not be entitled to any other form of severance or termination payments or benefits from the Company, including, without limitation, payments or benefits otherwise payable under any of the Company’s regular severance policies.

(f) Nature of Payments. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and the Executive and are not in the nature of a penalty.

12. RESTRICTIVE COVENANTS.

(a) Non-Competition.

(i) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees that during the Term of Employment and the Restricted Period, the Executive will not directly or indirectly become an employee, director, or independent contractor of, or a consultant to, or perform any services for, or acquire any financial interest in, any Person engaging in a Competing Business.

(ii) Notwithstanding anything to the contrary in this Agreement, the Executive may:

(A) directly or indirectly own, solely as an investment, securities of any Person engaged in a Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (1) is not a controlling person of, or a member of a group which controls, such person and (2) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person (excluding any interest the Executive owns through a mutual fund, private equity fund or other pooled account);

(B) provide services for a subsidiary or division of a Person that is engaged in a Competing Business as long as such subsidiary or division (1) is not itself engaged in a Competing Business and (2) does not, and the Executive does not, provide any services to the Person that is engaged in a Competing Business that relate (directly or indirectly) to such Competing Business; and

(C) continue to engage in those activities set forth in Section 3(b), provided that Executive is not engaging in such activities for a Competing Business.

(b) Non-Solicitation.

(i) During the Term of Employment and the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, solicit or hire, or attempt to solicit or hire:

(A) any customer or supplier of the Company or any of its Affiliates in connection with any business activity that then competes with the Company or such Affiliate(s) or to terminate or alter in a manner adverse to the Company or such Affiliate(s) such customer’s or supplier’s relationship with the Company or such Affiliate(s);

(B) any investor or limited partner in any Sponsor (to the extent known to the Executive as such); or

(C) any Company Employee or individual who was a Company Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with, and/or provision of services for, the Company or its Affiliates.

(c) Confidentiality.

(i) The Executive hereby agrees that, during the Term of Employment and thereafter, other than in the proper performance of his duties for the Company and its Affiliates, he will hold in strict confidence any proprietary information or Confidential Information related to the Company or any of its Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, provided that Confidential Information shall not include (A) information the Executive is required to disclose by applicable law, regulation or legal process so long as the Executive notifies the Company promptly (it being understood that “promptly” shall mean “prior to” unless prior notice is not possible, in which case “promptly” shall mean as soon as practicable following) of the Executive’s obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperates with the Company to limit the extent of such disclosure, or (B) any information that is or becomes publicly known through no fault of the Executive.

(ii) The Executive agrees that at the time of the termination of his employment with the Company, whether at the insistence of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical and electronic matter containing Confidential Information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment.

(d) Non-Disparagement. The Executive agrees that he will not, any time during the Term of Employment and on or after the time of the termination of his employment with the Company for any reason, directly or indirectly, disparage (i) the Company or its Affiliates, (ii) the business, property or assets of the Company or its Affiliates, or (iii) any of the former, current or future officers, directors, employees or shareholders of the Company or its Affiliates. The Company shall use its reasonable best efforts to cause its officers and members of the Board (in their individual capacities or on behalf of the Company) not to, at any time during the Term of Employment and on or after the time of the termination of Executive’s employment with the Company for any reason, directly or indirectly, make or publish any disparaging statements or remarks about the Executive. Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of the Board (in their individual capacities or on behalf of the Company) to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

(e) Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company or any of its Affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its Affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or any of its Affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its Affiliates’ other rights or remedies under applicable law or equity. In addition, the Company and the Executive agree that the Executive violates any Restrictive Covenant, the Company may cease payment of the Severance Payments and shall also be entitled to recoup any portion of the Severance Payments that were previously paid to the Executive.

13. WORK PRODUCT.

(a) In consideration of the Company’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to the Company, shall be the sole and exclusive property of the Company, and is hereby assigned to the Company, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of the Company; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by the Company from the time of creation.

(b) The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to the Company, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that the Company is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with the Company during and after his employment with the Company in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world; and (iii) cooperate with the Company in obtaining, defending and enforcing its rights therein.

(c) The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other Person. The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. The Executive will not in connection with his employment by the Company, use or disclose to the Company any confidential, trade secret, or other proprietary information of any previous employer or other Person that the Executive is not lawfully entitled to disclose.

14. POST-TERMINATION OBLIGATIONS. Following the Term of Employment the Executive shall, upon reasonable notice, use his reasonable best efforts to assist and cooperate with the Company and its counsel by providing such information and assistance to the Company as may reasonably be required by the Company at the Company’s expense in connection with any existing or threatened claim, arbitral hearing, litigation, action or governmental or other investigation involving the conduct of business of the Company or its Affiliates not commenced by or involving the Executive. The Executive’s obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with his other business obligations, and shall not exceed one hundred (100) hours.

15. ARBITRATION.

(a) Any dispute, claim or controversy arising under or in connection with this Agreement or the Executive’s employment hereunder or the termination thereof, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in the Commonwealth of Massachusetts. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be one arbitrator, mutually selected by the Company and the Executive from a list of arbitrators provided by the AAA within thirty (30) days of receipt by respondent of the demand for arbitration. If the Company and Executive cannot mutually agree on an arbitrator within thirty (30) days, then the parties shall request that the AAA appoint the arbitrator and the arbitrator shall be appointed by the AAA within fifteen (15) days of receiving such request.

(b) The arbitration shall commence within forty-five (45) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c) The arbitrator may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief,

except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator may award attorney’s fees. The award shall be in writing and shall state the reasons for the award.

(d) The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Agreement. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

16. LEGAL FEES AND INDEMNIFICATION.

(a) Except as specifically provided in Section 15(c), each Party shall bear the cost of any legal fees and other fees and expenses which may be incurred in connection with the negotiation of, and enforcing its respective rights under, this Agreement.

(b) During the Term of Employment and for so long as there exists liability thereafter with regard to the Executive’s activities during the Term of Employment on behalf of the Company, the Company shall indemnify the Executive to the fullest extent permitted by applicable law (and in no event in connection with the Executive’s gross negligence or willful misconduct), and shall at the Company’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses).

(c) During the Term of Employment and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

17. ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be, and may only be, assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, provided that any amount due hereunder to the Executive at the time of his death shall instead be paid to his estate or his designated beneficiary.

18. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

19. SECTION 409A.

(a) To the extent applicable, this Agreement will be construed to comply, and administered in compliance, with Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, if as of the Termination Date the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then:

(i) the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day of the seventh month following Termination Date (or the earliest date as is permitted under Section 409A of the Code), or

(ii) (A) with respect to the provision of in-kind benefits hereunder which are otherwise not exempt from the six (6) month delay requirements, during the period beginning on the Termination Date, and ending on the six (6) month anniversary of such date, Executive may be permitted to commence use of such benefits so long as Executive reimburses the Company, on the last business day of each month, all or part of which occurs during such period, for the amount of any income imputed to Executive under applicable tax rules as a result of any benefits provided to Executive during such month, and (B) in such event, on the 1st business day of seventh month following the Termination Date, the Company shall make a one-time, lump sum cash payment to Executive in an amount equal to the payments made by Executive in accordance with Section 19(b)(ii)(A) above, together with interest thereon accruing at the applicable federal rate for instruments of less than one year, and

(iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred to the extent that such deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

(c) For purposes of Section 409A of the Code, (i) references herein to the Executive’s Termination Date, “termination of employment” or like reference shall refer to the Executive’s separation from service with the Company within the meaning of Section 409A of the Code and (ii) the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d) Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the Company shall reimburse the Executive for expenses for which he is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(e) The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 19; provided that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to any tax liabilities imposed on Executive under Section 409A of the Code. In the event that any changes are made to Section 409A of the Code, this Section 19 shall be deemed amended to the extent necessary to cause this Agreement to comply with such changes to such law.

20. SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

21. SURVIVORSHIP.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to achieve the intended preservation of such rights and obligations. In particular, the provisions of Sections 11, 12, 13 and 14 shall remain in effect as long as is necessary to give effect thereto.

22. REFERENCES.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

23. GOVERNING LAW.

This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws.

24. WITHHOLDING. The Company shall be entitled to withhold from any payment to the Executive any amount of tax withholding required by applicable law at the times dictated by applicable law.

25. HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26. NOTICES.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

EIG Investors Corp.

70 Blanchard Road

Burlington, MA 01803

Attention: General Counsel

With copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Michael J. Albano

Warburg Pincus

450 Lexington Avenue

New York, NY 10170

Attention: General Counsel

If to the Executive, to the most recent address shown on the records of the Company,

with a copy (which shall not constitute notice) to:

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Attention: Christine Johnston.

27. ENTIRE AGREEMENT.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes in all respects any prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Under no circumstances shall the Executive be entitled to any other payments or benefits of any kind, except for the payments and benefits described or referred to herein, unless otherwise agreed to the Company and the Executive in writing.

28. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EIG INVESTORS CORP.

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran Title: President and Chief Executive Officer

[Signature Page for Employment Agreement]

WP EXPEDITION TOPCO LLC (SOLELY WITH RESPECT TO SECTION 6)

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran Title: President and Chief Executive Officer

[Signature Page for Employment Agreement]

EXECUTIVE:

/s/ Tivanka Ellawala
Tivanka Ellawala

[Signature Page for Employment Agreement]

EXHIBIT A

Form of Release

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

RELEASE AGREEMENT

This Release Agreement (“Release”) is hereby made between Tivanka Ellawala (“Executive”) and EIG Investors Corp., a Delaware corporation (the “Company”),

I. RECITALS

WHEREAS, Executive and the Company have entered into an Employment Agreement dated [•], 2011 (the “Employment Agreement”), pursuant to which Executive is eligible to receive severance and certain benefits (the “Severance Benefits”) in the event of certain specified terminations of employment, subject to and conditioned upon his execution of a general release.

WHEREAS, Executive and the Company desire to enter into this Release, in satisfaction of such condition under the Employment Agreement.

II. TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties hereby agree as follows:

1. Separation. Executive’s employment with the Company and all of its subsidiaries and Affiliates ended effective                     , 20    . The Company and Executive agree that such separation is [without Cause] [for Good Reason] (as defined in the Employment Agreement), resulting in Executive’s rights to receive the Severance Benefits subject to his execution of this Release, as provided under the Employment Agreement.

2. General Release and Covenant Not to Sue. In consideration for the Severance Benefits and other good and valuable consideration, Executive for himself, his assigns, agents, heirs, executors, administrators, personal representatives and legal representatives (the “Releasing Parties”) fully and unconditionally waives, releases and forever discharges any and all liability, claims, demands, actions or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense of any kind or character (collectively, “Claims”) relating to Executive’s employment with the Company and its subsidiaries and/or the termination of such employment, whether known or unknown, suspected or unsuspected action of any kind or nature whatsoever they have or may have against the Company and/or its parent, subsidiaries, affiliates, and related entities, and all of their predecessors, successors, assigns, trustees, officers, directors, shareholders, partners, insurers, fiduciaries, agents, counsel and current and former employees (the “Released Parties”) from the beginning of time through and including the date Executive signs this Agreement, including without limitation, any Claims arising out of, or relating to Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”); the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; and the Massachusetts Fair Employment Rights Act; but not including any Claim (a) to enforce the terms of this Release or the Employment Agreement, (b) to bring to the attention of the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination claims of discrimination; provided, however, that Executive does release his or her right to secure any damages for alleged discriminatory treatment, (c) any claims relating to accrued benefits earned and vested as of the Termination Date (as defined in the Employment Agreement) under an employee benefit plan maintained by any Released Party and governed by the Employee Retirement Income Security Act, including any claim to continued health coverage under COBRA, (d) to receive the Accrued Amounts (as defined in the Employment Agreement), (e) for any Releasing Party’s rights to indemnification under the Company’s by-laws or certificate of incorporation or under any policy of insurance carried by any Released Party or existing under applicable law, or (f) that cannot be released as a matter of law. In addition, this Release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, although Executive, by signing below, specifically represents to the Company that he has entered into this Release knowingly and voluntarily.

3. Covenant Not to Sue. Additionally, Executive agrees not sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Released Party on account of any Claim released pursuant to Section 2 hereof.

4. Voluntary Agreement. Executive understands and acknowledges the significance and consequences of this Release, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Executive was hereby advised of Executive’s right to seek the advice of an attorney prior to signing this Release. Executive and Company each acknowledge that they have signed this Release only after full reflection and analysis, that they understand it and are entering into it voluntarily.

5. Period for Consideration of Agreement and Other Matters. Executive acknowledges that, before signing this Release, Executive was given a period of at least [twenty-one (21)] days to consider this Release. Executive also understands that he has the right to change his mind and cancel this Release by providing written notice to the Company no later than seven (7) days following the date that Executive has signed it. This Release will not be effective until the end of this seven (7) day period. Executive acknowledges that Executive was advised to consult with legal counsel prior to executing a copy of this Release. [Executive acknowledges that Executive was provided with a list of the ages and job descriptions of the individuals who are eligible to receive similar Severance Benefits conditioned upon the signing of a similar agreement.]1

[1]	This paragraph is subject to revision as necessary for compliance with applicable law.

6. Non-Admission. Executive and the Company agree that this Agreement does not constitute and shall not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by Executive or the Release Parties. Executive and the Company further agree that this Release shall not be admissible in any proceeding without Executive’s and the Company’s written consent, except for a proceeding instituted by Executive or the Company challenging the validity of this Release, a proceeding by Executive or the Company alleging a breach of this Release or the Employment Agreement , any proceeding in which a defense is asserted based on any provisions of this Release, or as otherwise required by law.

7. Choice of Law, Interpretation and Severability. Executive and the Company agree that this Agreement shall be governed by Massachusetts law. Executive and the Company agree that this Agreement shall not be construed against any party on account of authorship and, if a court finds any part of this Agreement to be illegal or invalid, the illegal or invalid portion of the Agreement shall be severed and the rest of the Agreement will be enforceable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

8. Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

9. Entire Agreement. Except as otherwise set forth herein, the terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

AGREED TO AND ACCEPTED BY:

Executive	EIG Investors Corp.

Date:	Name:
Title: